FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly or Kimberli O’Meara Investor Relations Department Aastrom Biosciences, Inc. Phone: (734) 930-5777	Kevin McGrath Cameron & Associates (Investors) Phone: (212) 245-4577 Stephen Zoegall Berry & Company (Media) Phone: (212) 253-8881

AASTROM ANNOUNCES TRANSITIONS IN SENIOR MANAGEMENT

— Industry veteran and Aastrom board member, Tim Mayleben, to become new CEO in December
2009; expected that George Dunbar, current CEO, will become chairman of the board; transitions to strengthen and expand senior management team to become effective immediately after
Company’s Annual Meeting currently set for December 14, 2009 —

Ann Arbor, Michigan, September 3, 2009 — Aastrom Biosciences, Inc. (Nasdaq: ASTM), a leading developer of autologous adult stem cell treatments for severe chronic cardiovascular diseases, announced an executive management transition process that will strengthen and expand the senior leadership team over the next several months. George W. Dunbar, currently Chief Executive Officer, President, Chief Financial Officer and a Director of Aastrom, will transition out of day-to-day management and is expected to assume the role of Chairman of the Board immediately after the Company’s Annual Meeting of Shareholders, currently planned for December 14, 2009. In this role he will continue to advise the Company on key financial and strategic development initiatives. Timothy M. Mayleben, a member of the Company’s Board of Directors and current Chair of the Audit Committee, will remain a Director and will become the new Chief Executive Officer, President and CFO in December 2009. Nelson M. Sims, who has served with distinction as Chairman of the Board of Directors since October 2008, is expected to assume the role of Lead Director. Mr. Mayleben has stepped down from Aastrom’s Audit and Compensation Committees and Mr. Sims has been elected Chair of the Audit Committee. Messrs. Dunbar, Mayleben and Sims intend to work together during the transition process to provide continuity and time for a smooth transition of responsibilities.

“These transitions position Aastrom to benefit from the expertise of some of the most experienced leaders working in life sciences today. Over the next several months, George will continue to lead Aastrom. After his expected election as Chairman of the Board, George will continue to provide strategic direction to the Company as it advances through the clinic and toward the marketplace,” said Mr. Sims, on behalf of the Board of Directors.

Mr. Mayleben, 49, a member of the Aastrom Board of Directors since June 2005, has been an advisor to life science and healthcare companies through his advisory and investment firm, ElMa Advisors since 2004.  He previously served as President, Chief Operating Officer and a Director of NightHawk Radiology Holdings, Inc. Mr. Mayleben was formerly the Chief Operating Officer and CFO of Esperion Therapeutics.  He joined Esperion in 1998 and led the raising of more than $200 million in venture capital and institutional equity funding. He later negotiated the acquisition of Esperion by Pfizer in early 2004. Mr. Mayleben currently serves as a director for several private life science companies.

“Having served in leadership positions with several development stage life science companies, and having experience with both public and private equity investors, I look forward to working closely with George and the Aastrom team to lead the Company through the next phase of clinical development and toward commercialization,” said Mr. Mayleben. “As a Director, I have been actively involved in efforts to move the Company forward. Our strategy to focus clinical development on cardiovascular indications is showing considerable strength, and I am looking forward to building on the momentum of these clinical programs. This is a very exciting time for the Company and I am pleased to be taking a more active role.”

Mr. Dunbar, 63, joined Aastrom in July 2006 to advance the Company’s TRC-based products through clinical, regulatory and market development. In May 2008, these activities were further strengthened when Mr. Dunbar focused the Company’s clinical development programs on cardiovascular indications, including the U.S. Phase II IMPACT-DCM trial (dilated cardiomyopathy – severe, chronic heart disease) and the U.S. Phase IIb RESTORE-CLI trial (critical limb ischemia). With experience over three decades that includes leadership positions at both large healthcare companies and early-stage life science companies, Mr. Dunbar will bring continuity to Aastrom’s strategic direction and financing initiatives as Chairman of the Board.

“I feel very fortunate to have led Aastrom to this point in its clinical development, and know that the Company will be in great hands with Tim who brings very strong leadership experience,” Mr. Dunbar said. “I look forward to continuing my active ongoing role in moving the company forward as Chairman of the Board, and I will be working side by side with Tim, the Board of Directors, and the full Aastrom team to ensure a smooth management transition.”

About Aastrom Biosciences, Inc.

Aastrom is a leader in the development of autologous cell products for the repair or regeneration of human tissue. The Company’s proprietary Tissue Repair Cell (TRC) technology involves the use of a patient’s own cells to manufacture products to treat a range of chronic diseases and serious injuries. Aastrom’s TRC-based products contain increased numbers of stem and early progenitor cells, produced from a small amount of bone marrow collected from the patient. The TRC technology platform has positioned Aastrom to advance multiple products into clinical development. TRC-based products have been used in over 325 patients with over 10 years of positive safety data. The Company’s ongoing development activities focus on applying TRC technology to cardiac and vascular tissue regeneration. The Company is currently focused on cardiovascular regeneration through a Phase II clinical trial with dilated cardiomyopathy (DCM) patients (the IMPACT-DCM trial) and a Phase IIb clinical trial with critical limb ischemia (CLI) patients (the RESTORE-CLI trial).

For more information, visit Aastrom’s website at www.aastrom.com. (astmc)

This document contains forward-looking statements, including without limitation, statements concerning planned clinical trials and activities and anticipated timing of clinical events, product development objectives, and potential product applications, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words “expected,” “anticipated,” “planned,” and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are potential patient accrual difficulties, clinical trial results, potential product development difficulties, the effects of competitive therapies, regulatory approval requirements, the availability of financial and other resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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